UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 28, 2009

ADVENTRX Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6725 Mesa Ridge Road, Suite 100, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-552-0866

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2009, ADVENTRX Pharmaceuticals, Inc. (the "Company") entered into a Retention and Incentive Agreement with Brian M. Culley, the Company’s Chief Business Officer and Senior Vice President (the "Retention and Incentive Agreement"), the provisions of which establish severance benefits in the event of an involuntary termination of employment before September 30, 2009. In addition, the Company granted Mr. Culley an award under its 2008 Omnibus Incentive Plan of 1,200,000 restricted stock units, which units shall vest immediately prior to a strategic transaction (as defined in the notice of grant). The Retention and Incentive Agreement and the restricted stock units award are primarily intended to reinforce and encourage Mr. Culley’s continued employment with and dedication to the Company without distraction from the possibility of involuntary termination or a change in control and related events and circumstances.

Pursuant to the Retention and Incentive Agreement, if Mr. Culley’s employment with the Company terminates as a result of an involuntary termination and Mr. Culley delivers (and does not revoke) a general release of claims, Mr. Culley will receive a lump-sum cash severance payment, less applicable withholdings, equal to nine months of his then-current annual base salary multiplied by a fraction, the numerator of which is the number of days between his termination date (as defined in the Retention and Incentive Agreement) and September 30, 2009 and the denominator of which is 365. The Retention and Incentive Agreement is intended to be binding upon any successor to the Company or to all or substantially all of the Company’s business and/or assets. For purposes of the Retention and Incentive Agreement, "involuntary termination" means, without Mr. Culley’s express written consent, a significant reduction of or removal from his current duties, position or responsibilities, a material reduction of his base salary or in the kind or level of employee benefits (including cash and stock bonus plans) to which he is entitled which results in a material adverse change to his employment relationship or a relocation to a facility or location that increases his one-way commute by more than 50 miles, any termination of Mr. Culley’s employment which is not for cause (as defined in the Retention and Incentive Agreement) or any material breach of the Retention and Incentive Agreement by the Company, including the failure of a successor to assume the Company’s obligations under the Retention and Incentive Agreement.

Pursuant to a Notice of Grant of Restricted Stock Units and the related Restricted Stock Units Agreement, the Company issued to Mr. Culley 1,200,000 restricted stock units under its 2008 Omnibus Incentive Plan (the "RSUs"). Each RSU represents the right to receive one share of the Company’s common stock upon vesting and settlement of the RSUs. Provided Mr. Culley’s services to the Company have not terminated beforehand, 100% of the RSUs shall vest immediately prior to the consummation of a strategic transaction. Settlement of the vested RSUs will occur at the same time as vesting unless a sale by Mr. Culley of the shares issuable upon settlement of the RSUs would violate any insider trading policy of the Company, any federal, state or foreign law or any contractual obligation to which Mr. Culley is subject (such as a lock-up or market stand-off agreement), in which case settlement of the RSUs shall be deferred until the first to occur of (a) the next business day on which a sale of the shares by Mr. Culley would not violate such insider trading policy or contractual obligation and (b) the latest date possible that such settlement can be deferred without becoming subject to Section 409A of the Internal Revenue Code. If the Company does not consummate a strategic transaction, none of the RSUs shall vest and the Company shall automatically reacquire all of the RSUs upon termination of Mr. Culley’s services to the Company without any payment therefor. For purposes of the RSUs, "strategic transaction" generally means a transaction or series of related transactions constituting a change of control of the Company or a subsidiary of the Company or a sale or other disposition of all or substantially all of its assets or the grant of an exclusive license of the Company’s intellectual property related to ANX-514 to make, use or sell products in the United States for the treatment of cancer by intravenous administration of formulations consisting of emulsified products.

The descriptions of the provisions of the Retention and Incentive Agreement, the Notice of Grant of Restricted Stock Units and the Restricted Stock Units Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the Retention and Incentive Agreement, the form of Notice of Grant of Restricted Stock Units and the form of Restricted Stock Units Agreement, which are filed herewith as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

February 2, 2009	By:	/s/ Patrick L. Keran

Name: Patrick L. Keran
Title: Vice President, Legal

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Exhibit Index

Exhibit No.	Description

10.1	Retention and Incentive Agreement, dated as of January 28, 2009, between Brian M. Culley and ADVENTRX Pharmaceuticals, Inc.
10.2	Form of Notice of Grant of Restricted Stock Units under the 2008 Omnibus Incentive Plan (for grants to employees in January 2009)
10.3	Form of Restricted Stock Units Agreement under the 2008 Omnibus Incentive Plan